Exhibit 10.71

MAXXAM INC. REVISED CAPITAL ACCUMULATION PLAN OF 1988

(As Amended and Restated December 2006)

WHEREAS, the Compensation Policy Committee of the Company's Board of Directors has been appointed as the Plan's administrative committee pursuant to the Plan; and

WHEREAS, the Compensation Policy Committee believes that it is advisable to adopt certain modifications to the Plan as set forth herein;

ARTICLE I

GENERAL

1.1	Definitions.

(a)         "Account" means either or both of a participant's Lump Sum Account or Installment Account established pursuant to Section 2.2.

(b)	"Adjustment Date" has the meaning assigned to such term in Section 2.4.

(c)	"Beneficiary" has the meaning assigned to such term in Section 3.4.

(d)	"Committee" has the meaning assigned to such term in Section 1.5.

(e)         "Company" means MAXXAM Inc., a Delaware corporation, and any successor thereto by merger, consolidation or otherwise.

(f)         "Compensation" for any calendar year means a participant's base salary actually paid during that year for services as an employee of a Participating Employer, excluding by way of illustration and not limitation, bonuses, income realized in connection with stock options and/or stock appreciation rights, and all other forms of extra compensation. A participant's Compensation shall not include any salary paid (i) before the date his participation starts, determined pursuant to Section 2.1(a), (ii) after the date the Committee (or a Participating Employer) declares him ineligible for further participation pursuant to Section 2.1(b), or (iii) after Termination of Employment.

(g)        "Disability" or "Disabled" means any medically determinable physical or mental impairment which prevents a participant from engaging in any substantial gainful activity for a Participating Employer, if such condition can be expected to result in death or can be expected to have a duration of at least 12 months.

(h)        "Distributable Balance" has the meaning assigned to such term in Section 3.1

(i)	"Grandfathered Amount" means that portion of a participant's Account that was vested as of December 31, 2004, plus any earnings with respect to such amount."

(j)         "Installment Account" has the meaning assigned to such term in Section 2.2.

  (k)          "Key Employee" has the meaning assigned to such term under Section 409A.

(l)          "Lump Sum Account" has the meaning assigned to such term in Section 2.2.

(m)       "Participating Company" means any trade or business (whether or not incorporated) which is (i) controlled by or under common control with the Company or any successor thereto by merger, consolidation or otherwise, within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986 or (ii) designated as a Participating Company by the Committee.

(n)         "Participating Employer" means the Company and any Participating Company that adopts this Plan with the consent of the Company.

(o)         "Plan" means MAXXAM Inc. Revised Capital Accumulation Plan of 1988, as from time to time in effect.

(p)	"Prime Rate" has the meaning assigned to such term in Section 2.4.

(q)         "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations.

(r)         "Termination of Employment," and similar references mean a participant's ceasing to be employed by the Company and all Participating Companies on account of retirement, Disability, or any other reason (including death).

1.2	Purpose.

The purpose of this MAXXAM Inc. Revised Capital Accumulation Plan of 1988 (the "Plan") is to provide an incentive for individuals (a) to join and remain in the service of MAXXAM Inc. and certain Participating Companies as officers or other key employees, and (b) to maintain and enhance the long-term performance and profitability of those companies.

1.3	Type of Benefits.

This Plan provides cash benefits to a participant when he retires, becomes Disabled, or otherwise Terminates Employment, payable in a lump sum or in installments or by a combination of a lump sum and installments. If a participant dies before receiving all of his benefits, survivor payments shall be made to his Beneficiary.

1.4     Plan Unfunded.

(a)         While this Plan refers to the crediting of amounts to a participant's Account from time to time, all Accounts maintained under the Plan are book-entry, memorandum accounts only, and do not represent an interest in any trust, fund or specific asset or property.

(b)         Notwithstanding any other provision of this Plan, any obligation of a Participating Employer to pay benefits hereunder shall be an unsecured promise, and any right to enforce such obligation shall be solely as a general creditor of the Participating Employer. Without limiting the generality of the foregoing, if a Participating Employer acquires an insurance policy on the life of a participant as an investment to help defray, in whole or in part, the costs that may be incurred in connection with this Plan, neither the participant nor his spouse nor his Beneficiary shall have any right with respect to, or claim under or against, such policy, and such policy shall not be deemed to be held for the benefit of, or under any trust for the benefit of, the participant or his spouse or any Beneficiary, or to be held in any way as collateral security for the fulfilling of the obligations of the Participating Employers of this Plan, and such policy shall be, and remain, a general, unpledged, unrestricted asset of the Participating Employer which acquired such policy.

1.5	Administration.

(a)         The Plan shall be administered by an administrative committee, which may be the Compensation Policy Committee or any other regular committee of the Board of Directors of the Company or a committee specially designated for such purpose (the "Committee"). The Committee shall consist of not less than two persons (each of whom shall be a director of a Participating Employer) having full authority to act in such capacity; provided that the Board of Directors of the Company may, in its sole discretion, exercise any and all of the powers and authorities of the Committee. The members of the Committee shall be appointed by, and may be changed from time to time in the discretion of, the Board of Directors of the Company.

(b)         No person shall serve as a member of the Committee if such person is then an officer or employee of the Company or a Participating Company or was at any time in the past five (5) years a participant under the Plan.

(c)         The Committee shall have the authority (i) to construe, interpret and implement the Plan, (ii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iii) to make all determinations necessary and advisable in administering the Plan, and (iv) to correct any defects, supply any omission and reconcile any inconsistency in the Plan.

(d)         The determination of the Committee or the Board of Directors of the Company on all matters relating to the Plan shall be conclusive and binding on all persons.

(e)         To the extent that the Board of Directors of the Company shall act as the Committee hereunder, the provisions of this Plan shall apply to such Board and to its members as if the Board were the Committee.

ARTICLE II

PARTICIPATION AND ACCOUNTS

2.1	Participation.

(a)         Participation in the Plan shall be extended to such officers and executives, managerial, technical or professional employees of the Participating Employers as the Committee shall in its sole discretion designate from time to time; provided, that no individual shall be enrolled as a participant unless his annual rate of base salary is at least $175,000 per annum or is an officer of the Company or a Participating Company. Participation starts on the day on which the individual is so designated, unless the Committee's designation specifies (i) a later day, or (ii) an earlier day not more than three months before the day of the Committee's designation.

(b)         The Committee may from time to time in its sole discretion declare that a participant is no longer eligible to participate under the Plan, from and after a date set by the Committee, in which event (i) the participant shall not be entitled to have the applicable salary credit made to his Account pursuant to Section 2.3 of the Plan in respect of Compensation paid on and after the date of ineligibility, and (ii) he shall continue as a participant in all other respects (and accordingly shall be entitled to have the applicable salary credit made to his Account pursuant to Section 2.3 of the Plan in respect of Compensation paid prior to the date of ineligibility and to have his Accounts updated after the date of ineligibility pursuant to Section 2.4) until he has no Distributable Balance remaining. The Board of Directors of any Participating Employer may exercise the power granted to the Committee under the preceding sentence, with respect to Compensation paid by such Participating Employer.

2.2        Accounts. Memorandum accounts shall be established on the records of the Company or a Participating Company for each participant to the extent required by reason of Section 2.3(b), one designated as the participant's "Lump Sum Account" and the other designated as his "Installment Account," each such Account to be treated as herein provided.

2.3	Annual Salary Credit.

(a)         For each calendar year beginning on or prior to January 1, 2005, a credit shall be entered on the records of the Company or a Participating Company for each participant, equal to 15% of the participant's Compensation paid during that year. For each calendar year beginning on or after January 1, 2006, a credit shall be entered on the records of the Company or a Participating Company for each participant equal to 2% of the participant's Compensation paid during that year. The credit shall be entered as of December 31 of the calendar year for which credited, or if earlier, the last day of the month in such year in which the participant Terminates Employment or is declared ineligible.

(b)         A participant may direct that the salary credit under Section 2.3(a) for any calendar year be allocated either to his Lump Sum Account or to his Installment Account, or, unless the Committee otherwise directs, in part to his Lump Sum Account and in part to his Installment Account, subject to all of the following and any other limitations or requirements prescribed by the Committee:

(i)         Different directions may be given for different calendar years, but the direction for any year must be given prior to the first day of that year;

(ii)        A direction becomes irrevocable on the December 31 immediately preceding the calendar year to which the direction applies;

(iii)       Notwithstanding clauses (i) and (ii) above, amounts creditable under Section 2.3(a) for any later year in which an employee becomes a participant shall be allocated in accordance with the employee's direction made within 30 days after the employee is designated as a participant, and such direction shall be irrevocable upon expiration of such 30-day period;

(iv)       In the absence of a proper direction by the participant, the credit shall be made to his Lump Sum Account; and

(v)          Such direction must be made using such form as the Company or Participating Company utilizes for such purpose.

2.4        Annual Account Updating. The aggregate dollar amount of each of a participant's Accounts shall be increased (a) as of each December 31 prior to the calendar year in which the participant Terminates Employment, and (b) as of the last day of the month in which the participant Terminates Employment (each, an "Adjustment Date"). Such increase shall be determined as if interest were credited and compounded on his Accounts as of each such December 31 and such last day of the month, at such rate or rates as the Committee may authorize from time to time; provided, that unless such Committee otherwise directs, the rate so authorized to be credited on any Adjustment Date shall be the Prime Rate in effect at the end of the month immediately prior to the Adjustment Date as reported by the Wall Street Journal (the "Prime Rate").

2.5        Credits Not In Lieu of Current Compensation. Amounts credited to a participant's Accounts under Sections 2.3 and 2.4 represent neither reductions of salary nor bonuses otherwise payable to the participant, nor amounts foregone in lieu of future salary increases or bonuses. All such credits represent additional compensation payable (except as hereinafter provided in Article III) only following the participant's Termination of Employment and are not in any way receivable by him prior to that time.

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ARTICLE III

PAYMENT OF BENEFITS

3.1	Distribution on Termination of Employment.

The "Distributable Balance" of a participant's Accounts shall be paid, by the dates specified below, following the earlier of a) his Termination of Employment, or b) December 31, 2008, and every tenth (10th) December 31st thereafter (December 31, 2018, et. seq.).

3.2	Distributable Balance.

The "Distributable Balance" of a participant's Accounts shall be the vested portion of his Account balances (excluding any Grandfathered Amount) as of the date of payment, computed in two steps as follows:

(a)         Step 1: Termination Balance. The balance of the participant's Lump Sum Account and Installment Account shall be determined as of the last day of the month during which a Termination of Employment occurs, or as of December 31, 2008, or subsequent ten (10) year distribution dates. Such balances shall be determined after adjusting the participant's Accounts for salary credits and Account updating required to be made as of such date (pursuant to Sections 2.3 and 2.4).

(b)         Step 2: Vesting. The Account balances determined under Section 3.2(a) shall be multiplied by a percentage, not to exceed 100%, equal to the product of 10% multiplied by the number of the participant's years (and fractions of a year) of continuous employment. For purposes of the foregoing, "continuous employment" shall mean the participant's most recent continuous employment with the Company and all Participating Companies from and after January 1, 1988, through the date of payment, rounded down to the nearest whole month, disregarding employment prior to the date on which his participation starts (as determined pursuant to Section 2.1(a)).

3.3	Methods of Distribution.

(a)	If a participant Terminates Employment for any reason other than death:

(i)         The Distributable Balance and Grandfathered Amount of his Lump Sum Account shall be paid to him in a single cash payment by no later than the fifteenth (15th) business day following the last day of the month during which Termination of Employment occurred; provided, however, if the participant is a Key Employee, the Distributable Balance of his Lump Sum Account shall not be paid to the participant prior to a date that is six months after the date of the participant's Termination of Employment if such termination was for reasons other than Disability (or death). If payment of a participant's Distributable Balance is delayed for six months, there shall be added to such participant's Distributable Balance interest, through the date of expiration of the six-month period, at the rate that would have applied if payment had not been delayed, and such delayed payment shall be made no later than fifteen (15) days following, expiration of the six-month waiting period.

(ii)        The Distributable Balance and Grandfathered Amount of his Installment Account shall be paid to him in 10 equal installments, the first payment to be made no later than the fifteenth (15th) business day following the last day of the month during which Termination of Employment occurred. The remaining payments shall be made no later than the fifth (5th) business day of each of the next nine calendar years beginning after the date of Termination of Employment. Each of the previous two sentences shall be subject to the proviso that if the participant is a Key Employee, no amount of the Distributable Balance of his Installment Account shall be paid to the participant prior to a date that is six months after the date of the participant's Termination of Employment if such termination was for reasons other than Disability (or death). If one or more payments of a participant's Distributable Balance are so delayed, there shall be added to such participant's Distributable Balance interest, through the date of expiration of the six-month period, at the rate that would have applied if payment had not been delayed, and such delayed payment(s) shall be made no later than fifteen (15) days following expiration of the six-month waiting period. After the initial installment payment, there shall be added to each installment an amount determined as if subsequent installment payment interest on the undistributed portion of such Installment Account had been credited and compounded as of the December 31 immediately preceding each such installment due date, at the applicable rate for the calendar year, as determined in accordance with Section 2.4. If a participant dies before receiving all installment payments, any remaining installment payments shall be made to his Beneficiary or Beneficiaries.

(b)         If a participant's Termination of Employment occurs by reason of death, the benefits otherwise distributable to him under Section 3.3(a) shall be paid to the Beneficiary or Beneficiaries designated by participant in such amounts or portions as shall have been designated by participant. Such payment(s) shall be made (in the case of a participant's Lump Sum Account) or commenced (in the case of a participant's Installment Account) no later than thirty (30) days after the participant's death; provided that in the event there is a dispute or other uncertainty regarding a participant's Beneficiary or Beneficiaries, such payment(s) shall be made or commence no later than thirty (30) days after such dispute or uncertainty is fully and finally resolved.

(c)         Assuming a participant has not Terminated Employment, the benefits otherwise distributable under his Lump Sum and Installment Accounts shall be paid to him in a single cash payment no later than fifteen (15) business days following December 31, 2008 or subsequent ten (10) year distribution dates; provided, however, that the unvested portion of a participant's Account shall be carried over as a credit and be part of the Distributable Balance thereof at the next distribution date.

(d)         Any payment made after a specified payment deadline provided for herein, but within the applicable grace period permitted by Section 409A, shall be considered payment on the specified payment deadline for all purposes under the Plan.

3.4	Beneficiary.

A participant may designate one or more persons as a "Beneficiary" to receive any amounts payable under this Plan by filing a written designation of Beneficiary with the Company or Participating Company. Without limiting the generality of the preceding sentence, a participant's designated Beneficiary or Beneficiaries may include one or more inter vivos or testamentary trusts, charitable foundations or not-for-profit corporations; provided that if any person or entity other the participant's spouse is designated as a Beneficiary, the participant's spouse must consent in writing to such designation. Such participant may also, in the same manner and at any time and from time to time (whether before or after benefit payments to such participant have commenced), change any Beneficiary previously designated by him, without notice to or consent of any previously designated Beneficiary except the participant's spouse in the event the newly-designated Beneficiary is other than the participant's spouse. If any Beneficiary fails to survive the participant, the Beneficiary shall be such alternate Beneficiary as may have been designated by the participant, and if all Beneficiaries fail to survive the participant, the Beneficiary shall be the participant's surviving spouse (if any), or if none, the participant's estate. If any Beneficiary shall die after the participant, any amounts remaining due to such Beneficiary under this Plan at the time of the Beneficiary's death shall, unless otherwise provided by the participant in his designation of Beneficiary, be paid to the Beneficiary's estate. If the designated Beneficiary cannot be located for a period of one year following the participant's death despite mailing to such Beneficiary's last known address, and such Beneficiary has not made written claim within such period to the Committee, such Beneficiary shall be treated as having predeceased the participant.

ARTICLE IV

MISCELLANEOUS

4.1	Cooperation; Estoppel of the Participant and His Beneficiary.

(a)         As a prerequisite to the payment of benefits in respect of a participant hereunder, such participant shall furnish the Committee or the Company with all information which the Committee or the Company or a Participating Company may deem necessary or desirable to assist it in the administration of this Plan, including, without limitation, any information necessary or desirable in computing the amount of the participant's retirement and other benefits.

(b)         Participating Employers, the Board of Directors of the Company and the Committee may rely upon any certificate, statement, or other representation made to them by a participant or any other person with respect to age, length of service, date of commencement or Termination of Employment, the existence of Disability, marital status or other fact required to be determined under any of the provisions of this Plan, and shall not be liable on account of the payment of any moneys or the doing of any act in reliance upon any such certificate, statement or other representation. Any such certificate, statement or other representation made by the participant or any other person shall be conclusively binding upon the participant, his spouse and Beneficiary who shall thereafter and forever be estopped from disputing the truth and correctness of such certificate, statement or other representation.

4.2        Forfeiture. Notwithstanding any provision of this Plan, if following Termination of Employment for any reason a participant is found guilty (by a court of competent jurisdiction) of any act of fraud or dishonesty against the Company or a Participating Company, then all rights which the participant or his spouse or Beneficiary may have under this Plan shall be retroactively forfeited, any liability of the Participating Employers to make payments hereunder shall terminate, and any payments previously made hereunder shall be considered null and void and Participating Employers shall have the right to recover any such payments previously made hereunder.

4.3        Rights to Terminate Employment. Nothing in this Plan shall confer upon a participant the right to continue in the employ of the Company or a Participating Company or affect any right the Company or a Participating Company may have to terminate the participant's employment.

4.4        Assignment. Neither the participant nor his spouse nor any Beneficiary may assign, pledge or otherwise encumber any interest in this Agreement without the written consent of the Committee.

4.5        No Third Party Rights. Neither a participant's spouse nor any Beneficiary shall have any right to enforce the terms of this Plan prior to the time of the participant's death, and during the participant's lifetime, this Plan may be amended by the Company (subject to Section 4.6), notwithstanding that such amendment may eliminate or cancel any right to benefit payments such spouse or Beneficiary would otherwise have under this Plan.

4.6        Amendment and Termination. The Committee and the Board of Directors of the Company shall have the right, in its absolute discretion, at any time and from time to time, to waive, modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided that any waiver, modification, amendment, suspension or termination is permitted by Section 409A; and further provided no such modification, amendment, suspension or termination may, without the participant's written consent, reduce the amount of a participant's Account balances prior to the effective date of such modification, amendment, suspension or termination, or adversely affect in any material respect his right to have his then-existing Account balances updated, vested and distributed in accordance with the provisions of Section 2.4 and Article III.

4.7        Limitation of Liability; Indemnification. No member of the Committee or of the Board of Directors of the Company shall be personally liable for any act or omission done or failed to be done by such member in the course of administering or otherwise acting with respect to the Plan, except as provided in Article Eighteenth of the Restated Certificate of Incorporation of the Company. Moreover, each member of the Committee and the Board of Directors shall be indemnified to the fullest extent provided for in the Company's Restated Certification of Incorporation or Bylaws from any expense, liability or loss incurred or suffered by any of such persons as a result of administering or otherwise acting with respect to the Plan.

4.8        Benefits Paid by Participating Employers. The obligation to pay benefits under the Plan is to be apportioned among the Participating Employers in accordance with the provisions of this Section 4.8. A Participating Employer shall be obligated to pay the benefits attributable to (a) salary credits awarded under Section 2.3 for Compensation paid by that Participating Employer, (b) Account updatings in respect of such credits under Section 2.4, and (c) amounts credited on the undistributed portion of an Installment Account pursuant to Section 3.3. A Participating Employer shall not be obligated to pay benefits which are the obligation of another Participating Employer pursuant to the preceding sentence.

4.9	Miscellaneous.

(a)         Neither a participant nor his spouse, Beneficiary, or any person claiming through any of them, shall under any circumstances have any right to require payments hereunder other than in accordance with the terms of the Plan.

(b)         Subject to Section 409A, this Plan conflicts with the terms of an individual employment agreement between the participant and the Company or a Participating Company, the terms of said employment agreement shall govern over the terms of this Plan.

(c)         The masculine pronoun, wherever used herein, shall mean or include the feminine pronoun.

(d)         Benefit payments hereunder shall be subject to withholding, to the extent required by applicable tax or other laws, or order of a court of competent jurisdiction.

(e)         The Plan shall inure to the benefit of and be binding upon the successors and assigns of the Participating Employers and the heirs, administrators, executors and personal representatives of the participant.

(f)          No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

(g)         If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included herein.

(h)         This Plan and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the state of Texas.

(i)          The captions contained herein are inserted only as a matter or convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the Plan or the construction of any provision thereof.